                                                                    EXHIBIT 3.23

                [Restated electronically for SEC filing purposes]

                          RESTATED OPERATING AGREEMENT
                                       OF
                            OPRYLAND HOTEL-TEXAS, LLC

      THIS OPERATING AGREEMENT (the "Agreement"), effective as of October 19th, 1999, is by and among the Members (as hereinafter defined).

                                   WITNESSETH:

      WHEREAS, the Members desire to form a limited liability company under and pursuant to the provisions of the Delaware Limited Liability Company Act to conduct business as a limited liability company, and to set forth their mutual rights and obligations.

      NOW, THEREFORE, in consideration of the mutual promises, covenants and undertakings contained herein and other good and valuable consideration, the receipt, adequacy, and sufficiency of which are hereby acknowledged, the Members hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

      Section 1.1 Definitions. As used in this Agreement, the following terms shall have the indicated meanings:

      "Act" means the Delaware Limited Liability Company Act, as in effect on the date hereof and as from time to time amended.

      "Agreement" means this Operating Agreement, as from time to time amended.

      "Articles" means that certain Certificate of Formation of the Company filed with the Secretary of State of Delaware pursuant to which the Company was formed.

      "Company" means Opryland Hotel-Texas, the limited liability company formed by the parties to this Agreement.

      "Members" means, collectively, and "Member" means, individually, persons owning some Ownership Interest in the Company and listed on Exhibit A hereto, as from time to time amended.

      "Ownership Interest" means the ownership interest in the Company of a Member, as set forth on Exhibit A hereto, as from time to time amended.
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                                   ARTICLE II
                                   MANAGEMENT

      Section 2.1 Member Management of Company. The overall management of the business and affairs of the Company shall be exercised by or under the direction of the Members. Except where expressly provided herein to the contrary, all decisions with respect to the management of the Company shall be made by the Members.

      Section 2.2 Officers. Officers of the corporation shall be appointed by the Members to perform all duties as may be prescribed by the Members from time to time. Any two or more offices may be held by the same person.

      Section 2.3 Term of Office. Each officer shall hold office at the pleasure of the Members or until such officer's death or such officer shall resign or shall have been removed in the manner hereinafter provided.

      Section 2.4 Resignation and Removal of Officers. An officer may resign at any time by giving notice to the Company. The Members may remove any officer at any time with or without cause.

      Section 2.5 Vacancies. A vacancy in any office may be filled by the Members.

      Section 2.6 Duties of Officers. The officers of the Company, if and when elected by the Members, shall have the authority, acting individually, to bind the Company and shall have the following duties:

      (a) President. The president shall be the chief executive officer of the Company and, subject to the direction of the Members, shall have the general and active management, supervision and control of the business and all operations of the Company. The president shall, when present, preside at all meetings of the Members. The president may sign deeds, mortgages, bonds, contracts, or other instruments on behalf of the Company, except where required by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Members to some other officer or agent of the Company. In general, the president shall perform all duties incident to the office of president and such other duties as may be prescribed by the Members from time to time.

      (b) Vice Presidents. The vice presidents (or in the event there be more than one vice president, the vice presidents) shall perform the duties of the president, and when so acting, shall have all the powers of and be subject to all the restrictions upon the president. Any vice president shall perform such other duties as from time to time may be assigned to the vice president by the president or by the Members.

      (c) Secretary. The secretary shall prepare and keep the minutes of the proceedings of the Members in one or more books provided for that purpose; have responsibility for authenticating records of the Company; see that all notices are duly
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given in accordance with the provisions of the Act; be custodian of the Company records and of the seal of the Company, if any; see that the seal of the Company, if any, is affixed to all documents, the execution of which on behalf of the Company under its seal is duly authorized; assume the authority and duties of treasurer; and in general perform all duties incident to the office of secretary and such other duties as from time to time may be assigned to the secretary by the president, the vice president(s) or the Members.

      (d) Additional Officers. Additional officers, if appointed by the Members, shall perform duties as prescribed by the Members.

                                   ARTICLE III
                                    AMENDMENT

      This Agreement may only be amended, modified or supplemented upon the affirmative vote of the Members holding at least a majority of the Ownership Interests, provided that any such amendment will be in writing.

      IN WITNESS WHEREOF, the Members have caused this Agreement to be executed by themselves or their duly authorized representatives as of the day and year first set out above.

                                              GAYLORD HOTELS, LLC

                                              By:  David C. Kloeppel
                                                   ------------------
                                              Name:  David C. Kloeppel
                                              Title:  Executive Vice President
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                                                                       Exhibit A

     Member Name                             Membership Interest
     -----------                             -------------------
     Gaylord Hotels, LLC                           100.0%